EXHIBIT 99.1

THERAPEUTICS Innovative Respiratory Solutions	FOR IMMEDIATE RELEASE	10200 Mason Ave,Ste 114 Chatsworth, CA 91311 Toll Free: 800.423.8870 Phone: 818.882.0883 Main Fax: 818.882.1809

Company Contact:		Investor Contact:
Earl L. Yager		Neil Berkman Associates
President and CEO		(310) 826 - 5051
www.DormioTech.com		info@BerkmanAssociates.com
CHAD Therapeutics Receives Letter From The American Stock
Exchange Citing Non-Compliance With Certain Listing
Requirements
CHATSWORTH, California, July 23, 2008 . . . CHAD Therapeutics, Inc. (ASE:CTU) today announced that on July 23, 2008, it received a letter from the American Stock Exchange (“AMEX”) stating that the Company was not in compliance with Section 1003 of the AMEX Company Guide. Specifically, the Company is not in compliance with Section 1003(a)(i) of the AMEX Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years, Section 1003(a)(ii) of the AMEX Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years, and Section 1003(a)(iv) of the AMEX Company Guide in that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become impaired so that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature. Furthermore, over the last six months the Company has had an average selling price of $0.32 per share of common stock and, as of July 22, 2008, the closing price of the Company’s Common Stock was $0.16 per share. Therefore, in accordance with section 1003(f)(v) of the AMEX Company Guide, the Exchange has deemed it appropriate for the Company to effect a reverse stock split, and if not effected within a reasonable amount of time, the Exchange may consider suspending dealings in, or removing from the list, the Company’s common stock.
The non-compliance by the Company with Section 1003 of the AMEX Company Guide makes the Company’s common stock subject to being delisted from AMEX. The Company is required to submit an initial plan to AMEX by August 25, 2008 advising AMEX of the actions that it intends to take to bring the Company into compliance with the continued listing standards set forth in the AMEX Company Guide by October 25, 2008. The Company is currently considering its response to the Exchange and as of the date of this press release, has not determined its definitive response to the Exchange.
About CHAD Therapeutics
CHAD Therapeutics, Inc. develops medical devices for the sleep disorder market. For more information, visit www.DormioTech.com.
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”

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